UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2004

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan	000-25927	38-3391345
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI	49424
(Address of Principal Executive Offices)	(Zip Code)

616 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Item 7.           Financial Statements and Exhibits.

Exhibit

99        Press release dated July 19, 2004.

Item 12.           Results of Operations and Financial Condition.

On July 19, 2004, Macatawa Bank Corporation issued a press release announcing results for the second quarter ended June 30, 2004. A copy of the press release is attached as Exhibit 99.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 19, 2004	MACATAWA BANK CORPORATION By /s/ Jon W. Swets Jon W. Swets Senior Vice President Chief Financial Officer

1012389_1

EXHIBIT INDEX

Exhibit No.              Description

99                      Press release dated July 19, 2004

MACATAWA BANK CORPORATION

10753 Macatawa Drive
Holland, MI 49424

NEWS RELEASE
NASDAQ NATIONAL MARKET:	MCBC
FOR RELEASE:	Immediate
DATE:	July 19, 2004
Contact:	Jon Swets, CFO
616.494.7645

Holland, Michigan - Macatawa Bank Corporation Reports Record Results.

Macatawa Bank Corporation today announced net income for the second quarter of 2004. Net income totaled a record $3.35 million, an increase of 14% as compared to second quarter 2003 net income of $2.93 million. Earnings per share on a diluted basis were $.37 for the quarter, which was an increase of 12% over the same period of the prior year. Net income for the six months ended June 30, 2004 was up 8% to $6.21 million compared to $5.74 million for the same period in the prior year. Earnings per share on a diluted basis were $.69 for the six months ended June 30, 2004 compared to $.65 for the same period in the prior year.

“Our high customer service quality standards once again are at the heart of our great success for the quarter,” said Ben Smith, Chairman and CEO. “These standards, along with our full service product offerings and the convenience of our expanding branch network, continue to be extremely well received in the markets we serve.” During the second quarter, deposits were up by $42.1 million, or 15% on an annualized basis. Total loans were up by $64.2 million for the quarter, or 21% on an annualized basis. “Our loan success reflects the strong acceptance of our lending approach by our customers and the ability of our lending team to respond to their needs with great efficiency and effectiveness,” added Mr. Smith.

The increase in quarterly earnings resulted largely from strong growth in net interest income. Net interest income for the second quarter totaled $12.6 million, an increase of 22% as compared to the 2003 quarter. The increase was driven primarily by significant growth in average earning assets of $267.7 million, or 24%, to $1.40 billion for the second quarter of 2004. The net interest margin remained relatively unchanged; declining two basis points to 3.62% for the current quarter from 3.64% for the second quarter of 2003. On a consecutive quarter basis, the net interest margin increased 13 basis points from 3.49% for the first quarter of 2004. The increase was the result of a slight improvement in the yield on earning assets but an even larger reduction in the cost of funds. The decrease in funding costs came from continued downward repricing of time deposits and a shift in the mix of the deposit portfolio to lower costing core deposits. Average transaction account balances, including checking, savings and money market accounts, increased approximately $27 million during the quarter. These factors resulted in an eight basis point decline in the Company’s cost of funds on a consecutive quarter basis. Going forward, the large variable rate loan portfolio and the related impact of the recent 25 basis point increase in short-term interest rates by the Federal Reserve Bank should have a positive impact on the Company’s net interest margin.

The increase in net interest income was enhanced by an increase in other revenue sources. Non-interest income totaled $2.8 million for the second quarter of 2004, an increase of $350,000 as compared to the same quarter of 2003. Fee income from trust and brokerage services contained the largest increase in the various non-interest income components. “We see a great opportunity for continued growth in our trust and investment services as we further develop our cross-sell opportunities,” Mr. Smith commented. The increase in non-interest income was partially offset by a decline of $225,000 in gains on sales of mortgage loans due to a higher mortgage interest rate environment.

Non-interest expense increased to $8.9 million for the quarter as compared to $7.4 million for the second quarter of 2003. Salaries and benefits increased by $739,000 primarily reflecting an increase in staffing for the six new branches and for the lending, trust and investment service departments that occurred in the past nine months. The efficiency ratio improved to 58.31% for the quarter compared to 58.50% for the same quarter in 2003 and 60.31% for the first quarter of 2004. Commenting on this improvement, Mr. Smith said, “We continue to make progress at improving our efficiency by better utilizing our capacity as we grow. With 21 full service branches along with two additional limited service branches, we have additional capacity within our branch network that will continue to provide future growth opportunities without significant additional costs.”

Total assets ended the quarter at $1.53 billion, an increase of $268 million, or 21.3% since June 30, 2003. Total deposits increased $178 million, or 18%, and total loans increased $250 million, or 24%, during the same time period. “The exceptional growth we have experienced in both deposits and loans allowed us to reach yet another milestone, surpassing $1.5 billion in total assets. We are pleased that our growth rates in deposits, loans and total assets continue to be maintained at such high levels,” Mr. Smith said.

Despite the large increase in the loan portfolio, asset quality improved during the quarter and remains exceptionally strong. Non-performing loans to total loans improved to .21% from 0.23% and annualized net charge-offs to average loans improved to .16% from .20% when compared to the second quarter of 2003. The provision for loan losses was increased to $1,440,000 for the quarter compared to $870,000 for the same quarter in 2003 as a result of the strong loan growth experienced during the quarter. The allowance for loan losses represents 1.39% of total loans at June 30, 2004.

Concluding on the prospects for the future, Mr. Smith stated, “We continue to monitor our growth prospects with a focus on improved profitability. As expected, our profitability during the second quarter showed strong strides over the first quarter. We expect this progress to continue. As our branch network matures, our focus on enhancing cross-sell opportunities will ultimately allow us to improve the profitability of our customer relationships. With continued growth prospects, an improving economy and a rising interest rate environment, we feel we are well-positioned for improved profitability in the future.”

Conference Call
Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, July 20, 2004, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com . A replay of the call will be available for 30 days following the call.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank and Macatawa Investment Services. Through its subsidiaries, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 21 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of trust revenues. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Quarter Ended June 30		Six Months Ended June 30

EARNINGS SUMMARY	2004	2003	2004	2003

Total interest income	18,636	$15,885	$35,941	$31,293
Total interest expense	6,066	5,598	11,980	11,398

Net interest income	12,570	10,287	23,961	19,895
Provision for loan loss	1,440	870	2,665	1,865

Net interest income after provision for	11,130	9,417	21,296	18,030
loan loss
NON-INTEREST INCOME
Deposit service charges	729	652	1,380	1,252
Gain on sale of loans	748	973	1,277	1,959
Trust fees	832	603	1,570	1,186
Other	442	173	822	310

Total non-interest income	2,751	2,401	5,049	4,707
NON-INTEREST EXPENSE
Salaries and benefits	4,848	4,109	9,335	7,699
Occupancy	640	516	1,338	1,074
Furniture and equipment	730	641	1,407	1,235
Other	2,715	2,157	5,109	4,095

Total non-interest expense	8,933	7,423	17,189	14,103

Income before income tax	4,948	4,395	9,156	8,634
Federal income tax expense	1,602	1,463	2,944	2,891

Net income	3,346	$ 2,932	$ 6,212	$ 5,743

Basic earnings per share	$ 0.38	$ 0.33	$ 0.71	$ 0.66
Diluted earnings per share	$ 0.37	$ 0.33	$ 0.69	$ 0.65
Return on average assets	0.89%	0.96%	0.85%	0.96%
Return on average equity	10.74%	9.93%	10.00%	9.82%
Net interest margin	3.62%	3.64%	3.55%	3.59%
Efficiency ratio	58.31%	58.50%	59.25%	57.32%

BALANCE SHEET DATA Assets	June 30 2004	June 30 2003	December 31 2003

Cash and due from banks	$ 35,161	$ 40,281	$ 41,633
Federal funds sold & short term investments	-	-	18,414
Securities available for sale	125,885	92,109	107,049
Securities held to maturity	2,556	2,664	2,624
Federal Home Loan Bank Stock	9,687	6,968	8,793
Loans held for sale	1,910	20,145	4,054
Total loans	1,288,461	1,038,298	1,157,107
Less allowance for loan loss	17,907	14,513	16,093

Net Loans	1,270,554	1,023,785	1,141,014

Premises and equipment, net	41,553	34,367	38,713
Acquisition intangibles	26,477	26,937	26,702
Other assets	12,194	10,356	12,115

Total Assets	$1,525,977	$1,257,612	$1,401,111

Liabilities and Shareholders Equity
Non-interest bearing deposits	$ 143,351	$ 119,028	$ 139,557
Interest bearing deposits	1,007,996	853,911	969,842

Total deposits	1,151,347	972,939	1,109,399
Federal funds purchased	30,231	23,000	-
FHLB advances	177,747	129,353	145,680
Other borrowings	41,238	7,291	19,655
Other liabilities	2,824	6,341	4,477

Total Liabilities	1,403,387	1,138,924	1,279,211
Shareholders' equity	122,590	118,688	121,900

Total Liabilities and Shareholders' Equity	$1,525,977	$1,257,612	$1,401,111

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	2nd Qtr 2004	1st Qtr 2004	4th Qtr 2003	3rd Qtr 2003	2nd Qtr 2003
EARNINGS SUMMARY
Net interest income	$ 12,570	$ 11,392	$ 11,263	$ 10,936	$ 10,287
Provision for loan loss	1,440	1,225	1,200	1,040	870
Total non-interest income	2,751	2,298	2,151	2,786	2,401
Total non-interest expense	8,933	8,257	7,851	8,110	7,423
Income taxes	1,602	1,342	1,388	1,509	1,463
Net income	$ 3,346	$ 2,866	$ 2,975	$ 3,063	$ 2,932
Basic earnings per share	$ 0.38	$ 0.33	$ 0.34	$ 0.35	$ 0.33
Diluted earnings per share	$ 0.37	$ 0.32	$ 0.33	$ 0.34	$ 0.33

MARKET DATA
Book value per share	$ 13.92	$ 14.18	$ 13.87	$ 13.69	$ 13.51
Market value per share	$ 27.49	$ 26.54	$ 27.04	$ 22.06	$ 23.03
Average basic common shares	8,804,830	8,791,864	8,787,079	8,783,415	8,782,030
Average diluted common shares	8,957,976	8,952,939	8,946,517	8,923,306	8,909,494
Period end common shares	8,808,983	8,803,956	8,788,577	8,785,754	8,782,030

PERFORMANCE RATIOS
Return on average assets	0.89%	0.81%	0.90%	0.97%	0.96%
Return on average equity	10.74%	9.30%	9.78%	10.25%	9.93%
Net interest margin (FTE)	3.62%	3.49%	3.64%	3.71%	3.64%
Efficiency ratio	58.31%	60.31%	58.53%	59.11%	58.50%

ASSET QUALITY
Net charge-offs	$ 491	$ 360	$ 249	$ 412	$ 519
Nonperforming loans	$ 2,742	$ 3,047	$ 4,025	$ 3,205	$ 2,396
Nonperforming loans to total loans	0.21%	0.25%	0.35%	0.29%	0.23%
Net charge-offs to average loans (annualized)	0.16%	0.12%	0.09%	0.16%	0.20%
Allowance for loan loss to total loans	1.39%	1.39%	1.39%	1.39%	1.40%

CAPITAL & LIQUIDITY
Average equity to average assets	8.3%	8.7%	9.2%	9.4%	9.7%
Tier 1 capital to risk-weighted assets	9.9%	10.3%	9.7%	10.1%	8.5%
Total capital to risk-weighted assets	11.8%	12.2%	10.9%	11.3%	9.7%
Loans to deposits + FHLB borrowings	96.9%	97.5%	92.2%	95.7%	94.2%

END OF PERIOD BALANCES
Total Loans	$1,288,461	$1,224,243	$1,157,107	$1,089,083	$1,038,298
Earning assets	1,428,499	1,360,689	1,298,041	1,205,929	1,160,184
Total assets	1,525,977	1,456,428	1,401,111	1,299,062	1,257,612
Deposits	1,151,347	1,109,276	1,109,399	999,946	972,939
Total shareholders' equity	122,590	124,863	121,900	120,287	118,688

AVERAGE BALANCES
Total Loans	$1,262,153	$1,190,153	$1,120,397	$1,052,521	$1,025,827
Earning assets	1,402,585	1,318,729	1,239,351	1,177,091	1,136,030
Total assets	1,500,155	1,410,471	1,329,319	1,266,954	1,221,691
Deposits	1,122,548	1,104,750	995,997	996,848	961,791
Total shareholders' equity	124,652	123,239	121,689	119,543	118,159